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                                                                [Logo Citigroup]

Exhibit 99.1

For immediate release
Citigroup Inc. (NYSE symbol: C)
September 20, 2004


       Citigroup Names Anne Mulcahy and Judith Rodin to Board of Directors

September 20, 2004, New York, NY -- Citigroup (NYSE: C) today announced that Anne Mulcahy, Chairman and CEO of the Xerox Corporation and Dr. Judith Rodin, past President of the University of Pennsylvania, have been elected to the Citigroup Board of Directors.

"We are pleased and proud to have Anne and Judith join us as we continue to position Citigroup as a true corporate leader in every respect - exemplified by the quality of the products and services we provide to customers worldwide, to the integrity and transparency by which we conduct business, and the returns we deliver to shareholders," said Charles O. Prince, Citigroup's Chief Executive Officer. "Their talent, commitment and experience will be tremendous assets."

"I join with the rest of the Board in welcoming these two fine leaders to our ranks," said Sanford I. Weill, Chairman of the Board. "Anne, one of the most gifted executives in corporate America, and Judith, a widely respected leader and the first woman to head an Ivy League institution, will bring great additional perspective and insight."

Both appointments are effective immediately.

Anne M. Mulcahy, 51, was named Chief Executive Officer of Xerox in August of 2001 and Chairman in January of 2002. Mulcahy most recently was President and Chief Operating Officer of Xerox from May 2000 through July 2001. Prior to that, she was president of Xerox's General Markets Operations, which created and sold products for reseller, dealer and retail channels. She began her career with Xerox in 1976.

Dr. Rodin, 60, was recently appointed President of the Rockefeller Foundation. She was the first woman to be named President of an Ivy League institution. She holds faculty appointments as a professor of psychology in the School of Arts and Sciences and as a professor of medicine and psychiatry in the School of Medicine. She returned to Penn after 22 years on the faculty of Yale University, where she served as provost from 1992 through 1994.

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Citigroup (NYSE: C), the preeminent global financial services company has some
200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com

Media Contacts:  Leah Johnson        212-559-9446
                 Shannon Bell        212-793-6206